Exhibit 99.1

Travelport Worldwide Limited Reports Fourth Quarter and Full Year 2016 Results

LANGLEY, U.K., February 21, 2017 — Travelport Worldwide Limited (NYSE: TVPT) announces its financial results for the fourth quarter and full year ended December 31, 2016.

Key Points (for full year 2016 unless stated otherwise)

•	Net revenue increased 6% to $2,351 million. Net income of $15 million, income per share (diluted) of $0.13 and net cash provided by operating activities of $299 million
•	Air revenue increased 3% to $1,651 million; Beyond Air revenue growth of 18% to $579 million, contributing 26% of Travel Commerce Platform revenue (2015: 23%)
•	eNett net revenue increased 64% to $150 million
•	Adjusted EBITDA increased 7% to $574 million, Adjusted Income per Share (diluted) increased 23% to $1.23 and Free Cash Flow increased $35 million to $192 million
•	Fourth quarter net revenue increased 2% and Adjusted EBITDA increased 1%. Net loss of $9 million
•	Increasing strategic investments and expenditure to drive product innovation and platform performance
•	Post period-end, announced strategic sourcing partnership agreement with Tata Consultancy Services and signed agreement to divest 51% stake in India-based technology development company IGT Solutions Private Ltd. (IGTS)
•	Issued 2017 guidance, including expected mid single-digit growth for Travel Commerce Platform net revenue partly offset by IGTS divestment, and low single-digit growth for Adjusted EBITDA after strategic growth expenditure

Gordon Wilson, President and CEO of Travelport, commented:

“In 2016, Travelport delivered its highest level of net revenue and Adjusted EBITDA growth over the last five years, as we continued to execute against our strategic objectives. We achieved consistently strong growth in International regions and realized positive momentum in the United States, where we grew our reported segments by 3% during the fourth quarter. Our Travel Commerce Platform continues to expand, with Beyond Air growing by 18%, driven by our leading hospitality content and mobile solutions, as well as the ongoing strength of our commercial payments business, eNett, which grew net revenue by 64% in 2016.

Looking ahead, we are delighted to have signed several new and significant agency deals that we expect will drive revenue growth as those customers implement and transact with us. Moreover, we see several longer-term growth opportunities for our business, which has resulted in us increasing our investment levels commencing from the fourth quarter of 2016 and continuing throughout 2017, particularly in the areas of data and analytics, mobile solutions, payments and technology services. 2017 will see raised capital investments plus a further approximately $20 million of incremental strategic expenditure which, together, will enable further innovation for our customers and support sustainable and profitable long term growth.”

Summary

	Three months ended December 31,			Year ended December 31,
(in $ thousands, except per share amounts)	2016	2015	Better / (Worse)	2016	2015	Better / (Worse)
Net revenue	545,432	534,853	2%	2,351,356	2,221,020	6%
Operating income	20,750	39,537	(48)%	200,613	190,523	5%
Net (loss)/income	(9,110)	5,959	*	15,046	20,210	(26)%
(Loss)/income per share – diluted	$(0.05)	$0.04	*	$0.13	$0.13	—
Adjusted EBITDA	130,764	129,606	1%	574,349	535,027	7%
Adjusted Operating Income	73,881	70,028	6%	340,898	305,319	12%
Adjusted Net Income	28,257	27,194	4%	154,494	122,345	26%
Adjusted Income per Share – diluted	$0.23	$0.22	5%	$1.23	$1.00	23%
Net cash provided by operating activities	85,161	108,488	(22)%	299,019	262,223	14%
Free Cash Flow	47,831	78,778	(39)%	191,559	156,128	23%
Adjusted Free Cash Flow	25,397	70,331	(64)%	155,840	134,127	16%
Cash dividend per share	$0.075	$0.075	—	$0.300	$0.300	—

* Percentage calculated not meaningful

The Company refers to certain non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted Operating Income (Loss), Adjusted Net Income (Loss), Adjusted Income (Loss) per Share, Capital Expenditures, Net Debt, Free Cash Flow and Adjusted Free Cash Flow. Please refer to pages 12 to 15 of this press release for additional information, including reconciliations of such non-GAAP financial measures.

1

Discussion of Results for the Fourth Quarter and Full Year of 2016

Net Revenue

Net revenue is comprised of:

	Three Months Ended December 31,			Year Ended December 31,
(in $ thousands)	2016	2015	% Change	2016	2015	% Change
Air	$373,645	$372,026	—	$1,651,316	$1,603,302	3
Beyond Air	144,077	130,852	10	579,133	491,855	18
Travel Commerce Platform	517,722	502,878	3	2,230,449	2,095,157	6
Technology Services	27,710	31,975	(13)	120,907	125,863	(4)
Net Revenue	$545,432	$534,853	2	$2,351,356	$2,221,020	6

Fourth Quarter 2016

Net revenue increased by $11 million, or 2%, to $545 million primarily due to growth in Travel Commerce Platform revenue of $15 million, or 3%. Within Travel Commerce Platform revenue, Air revenue increased marginally by $2 million, mainly due to growth in air segments. Beyond Air revenue increased by $13 million, or 10%. Within Beyond Air, net revenue for eNett increased 43% to $37 million primarily due to an increase in the volume of payments settled with existing customers. Technology Services revenue decreased by $4 million, or 13%, due to a reduction in hosting activities and lower development revenue.

Full Year 2016

Net revenue increased by $130 million, or 6%, to $2,351 million primarily due to growth in Travel Commerce Platform revenue of $135 million, or 6%. Within Travel Commerce Platform revenue, Air revenue increased by $48 million, or 3%, mainly due to improved pricing and merchandising. Beyond Air revenue increased by $87 million, or 18%. Within Beyond Air, net revenue for eNett increased 64% to $150 million driven by the volume of payments settled with existing customers and several new customer implementations. Technology Services revenue decreased by $5 million, or 4%, due to a reduction in hosting activities and lower development revenue.

The table below sets forth Travel Commerce Platform revenue by region:

	Three Months Ended December 31,			Year Ended December 31,
(in $ thousands)	2016	2015	% Change	2016	2015	% Change
Asia Pacific	$124,191	$109,242	14	$512,521	$459,557	12
Europe	163,755	159,405	3	722,058	634,238	14
Latin America and Canada	24,217	24,146	—	106,834	99,228	8
Middle East and Africa	66,439	69,948	(5)	290,068	289,477	—
International	378,602	362,741	4	1,631,481	1,482,500	10
United States	139,120	140,137	(1)	598,968	612,657	(2)
Travel Commerce Platform	$517,722	$502,878	3	$2,230,449	$2,095,157	6

2

Discussion of Results for the Fourth Quarter and Full Year of 2016 (continued)

The table below sets forth Travel Commerce Platform Reported Segments and global RevPas by region:

	Segments (in thousands)
	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change
Asia Pacific	15,941	14,774	8	66,674	63,537	5
Europe	19,233	18,874	2	82,515	81,350	1
Latin America and Canada	4,024	4,131	(3)	17,377	16,881	3
Middle East and Africa	8,511	9,099	(6)	37,387	38,550	(3)
International	47,709	46,878	2	203,953	200,318	2
United States	29,910	29,025	3	134,391	141,234	(5)
Travel Commerce Platform Reported Segments	77,619	75,903	2	338,344	341,552	(1)

	RevPas (in $)
	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change
International	$7.94	$7.74	3	$8.00	$7.40	8
United States	$4.65	$4.82	(4)	$4.46	$4.34	3
Travel Commerce Platform RevPas	$6.67	$6.63	1	$6.59	$6.13	7

Fourth Quarter 2016

Reported Segments increased by 2 million, or 2%. United States Reported Segments increased 3% and International Reported Segments increased 2% primarily due to an increase in Air segments. Travel Commerce Platform RevPas increased 1% to $6.67, driving a $4 million increase in Travel Commerce Platform revenue. International RevPas increased 3% to $7.94, and United States RevPas decreased 4% to $4.65.

International Travel Commerce Platform revenue increased by $16 million, with Asia Pacific and Europe contributing to this increase, offset by a decrease in revenue in the Middle East and Africa. Revenue from Asia Pacific and Europe increased 14% and 3%, respectively, mainly due to:

•	An increase in Reported Segments of 8% and 2%, respectively
•	Growth in payment solutions

Full Year 2016

Reported Segments decreased by 3 million, or 1%. International Reported Segments increased 2%, offset by a 5% decrease in United States Reported Segments primarily due to the previously advised impact of our renegotiated contract with Orbitz Worldwide in 2014. Travel Commerce Platform RevPas increased 7% to $6.59, driving a $155 million increase in Travel Commerce Platform revenue. International RevPas increased 8% to $8.00, and United States RevPas increased 3% to $4.46.

International Travel Commerce Platform revenue increased by $149 million, with Europe and Asia Pacific contributing most of this increase. Revenue from these two regions increased 14% and 12%, respectively, mainly due to:

•	An increase in RevPas of 12% and 6%, respectively
•	Reported Segment growth in Asia Pacific
•	Growth in payment solutions

3

Discussion of Results for the Fourth Quarter and Full Year of 2016 (continued)

Adjusted EBITDA

Fourth Quarter 2016

Adjusted EBITDA increased marginally by $1 million, or 1%, to $131 million mainly due to the following:

•	Growth in net revenue of $11 million
•	$10 million decrease within selling, general and administrative expense (“SG&A”) (excluding a $28 million increase in non-core corporate costs, which are excluded from net (loss) income to determine Adjusted EBITDA) primarily due to the favorable impact of foreign currency exchange rate movement and lower workforce costs, offset by:
•	$19 million increase within cost of revenue primarily due to increased travel distribution costs per segment and commission costs from our payment solutions business, increase in Reported Segments and increased costs related to continued expansion of our operations through the acquisition of other businesses and further investment in technology

Full Year 2016

Adjusted EBITDA increased by $39 million, or 7%, to $574 million due to the following:

•	Growth in net revenue of $130 million, offset by:
•	$86 million increase within cost of revenue (excluding a $4 million increase in amortization of customer loyalty payments, which is excluded from net income to determine Adjusted EBITDA) primarily due to increased travel distribution costs per segment and commission costs from our payment solutions business and increased costs related to continued expansion of our platform through the acquisition of other businesses and investment in technology, partially offset by favorable foreign currency exchange rate movement
•	$5 million increase within SG&A (excluding a $50 million increase in non-core corporate costs, which are excluded from net income to determine Adjusted EBITDA) primarily due to an increase in workforce expense due to the continued expansion of our platform through acquisition and investment in our go-to-market capabilities, partially offset by favorable impact of foreign currency exchange movement

Operating Income

Fourth Quarter 2016

Operating income decreased by $19 million to $21 million due to the following:

•	$28 million increase in non-core corporate costs within SG&A mainly related to (i) a $9 million increase in corporate and restructuring costs primarily due to a restructuring program committed to in the fourth quarter of 2016, (ii) a $7 million non-cash impairment of long-lived assets, (iii) a $6 million increase in equity-based compensation and related taxes and (iv) a $5 million increase in unrealized losses on foreign currency derivative contracts, offset by:
•	$1 million increase in Adjusted EBITDA
•	$8 million reduction in depreciation and amortization primarily due to a decrease in amortization on a portion of acquired intangible assets as their useful lives expired

Full Year 2016

Operating income increased by $10 million to $201 million due to the following:

•	$39 million increase in Adjusted EBITDA
•	$25 million reduction in depreciation and amortization primarily due to a decrease in amortization on a portion of acquired intangible assets as their useful lives expired, offset by:
•	$50 million increase in non-core corporate costs within SG&A mainly related to (i) a $20 million increase in corporate and restructuring costs primarily due to a restructuring program committed to in the fourth quarter of 2016, (ii) a $13 million increase in unrealized losses on foreign currency derivative contracts, (iii) an $11 million impairment of long-lived assets and (iv) a $3 million increase in equity-based compensation and related taxes
•	$4 million increase in amortization of customer loyalty payments

Net (Loss) Income

Fourth Quarter 2016

Net income decreased by $15 million from a net income of $6 million in 2015 to a net loss of $9 million due to the following:

•	$19 million decrease in operating income
•	$5 million increase in provision for income taxes and recognition of loss on early extinguishment of debt, offset by:
•	$9 million decrease in interest expense resulting from an unrealized gain on interest rate derivative contracts, lower interest rates and lower debt balance

4

Discussion of Results for the Fourth Quarter and Full Year of 2016 (continued)

Full Year 2016

Net income decreased by $5 million to $15 million primarily due to the following:

•	$10 million increase in operating income, offset by:
•	$7 million increase in provision for income taxes and recognition of loss on early extinguishment of debt
•	$6 million gain on sale of shares of Orbitz Worldwide recognized in 2015
•	$3 million increase in interest expense resulting from an unrealized loss on interest rate derivative contracts, offset by lower interest rates and lower debt balance

Adjusted Net Income

Fourth Quarter 2016

Adjusted Net Income increased marginally by $1 million to $28 million primarily due to the following:

•	$15 million decrease in net income
•	$5 million decrease in amortization of acquired intangible assets and $2 million increase in unrealized gain on interest rate derivative contracts, which are excluded to determine Adjusted Net Income, offset by:
•	$24 million increase of adjustments, net of tax, for non-core corporate costs within SG&A as discussed above

Full Year 2016

Adjusted Net Income increased by $32 million to $154 million due to the following:

•	$5 million decrease in net income, offset by:
•	$37 million increase of adjustments, net of tax, for non-core corporate costs within SG&A discussed above

Net Cash Provided by Operating Activities

Fourth Quarter 2016

Net cash provided by operating activities decreased by $23 million to $85 million, primarily as a result of higher customer loyalty payments and the impact of fluctuations in working capital.

Full Year 2016

Net cash provided by operating activities increased by $37 million to $299 million, primarily as a result of an increase in operating income, the positive impact of fluctuations in working capital and lower cash interest payments.

Free Cash Flow

Fourth Quarter 2016

Free Cash Flow decreased by $31 million to a cash inflow of $48 million, primarily as a result of a decrease in net cash provided by operating activities and increased cash additions for property and equipment.

Full Year 2016

Free Cash Flow increased by $35 million to a cash inflow of $192 million, primarily as a result of an increase in net cash provided by operating activities, with cash additions for property and equipment remaining stable.

Adjusted Free Cash Flow

Fourth Quarter 2016

Adjusted Free Cash Flow decreased by $45 million to a cash inflow of $25 million, primarily as a result of a decrease in Free Cash Flow and higher repayment towards other indebtedness.

Full Year 2016

Adjusted Free Cash Flow increased by $22 million to a cash inflow of $156 million, primarily as a result of an increase in Free Cash Flow, offset by higher repayment towards other indebtedness.

Net Debt

Net Debt decreased from $2,282 million as of December 31, 2015 to $2,205 million as of December 31, 2016 and is comprised of $2,345 million in total debt less $140 million in cash and cash equivalents. The decrease in total debt of $92 million was offset by a $15 million lower cash and cash equivalents balance as of December 31, 2016 compared to December 31, 2015.

5

Full Year 2017 Financial Guidance

The following forward-looking statements, as well as those made elsewhere within this press release, reflect expectations as of February 21, 2017. We assume no obligation to update these statements. Results may be materially different and are affected by many factors detailed in this release and in Travelport’s quarterly and annual Securities and Exchange Commission (“SEC”) filings and/or furnishings, which are available on the SEC’s website at www.sec.gov.

Looking ahead, Travelport expects the following:

(in $ millions, except per share amounts)	FY 2017 Guidance	Growth
Net revenue	$2,425 - $2,475	3% - 5%
Adjusted EBITDA(1)	$585 - $595	2% - 4%
Adjusted Net Income(1)	$165 - $175	7% - 13%
Adjusted Income per Share – diluted(2)	$1.29 - $1.37	5% - 12%
Free Cash Flow(3)	$165 - $185	(14)% - (3)%

Travelport currently anticipates that eNett, its commercial payments business, will grow net revenue by at least 20% in 2017. This is subject to exchange rate movements given that eNett’s net revenue is largely denominated in currencies other than the U.S. dollar.

(1)	Adjusted EBITDA guidance consists of Adjusted Net Income guidance excluding expected depreciation and amortization of property and equipment and expected amortization of customer loyalty payments of $240 million to $250 million, expected interest expense, net (excluding the impact of unrealized gain (loss) on interest rate derivative instruments) of $120 million to $125 million and expected related income taxes of $50 million to $55 million. Adjusted Net Income guidance excludes the expected impact of amortization of intangible assets of approximately $40 million, expected equity-based compensation and related taxes and corporate and restructuring costs of $55 million to $65 million and expected income tax benefit related to these adjustments of $5 million to $10 million. We are unable to reconcile Adjusted EBITDA and Adjusted Net Income to net income (loss) determined under U.S. GAAP due to the unavailability of information required to reasonably predict certain reconciling items such as loss on early extinguishment of debt, impairment of long-lived assets, unrealized gains or losses on foreign currency and interest rate derivative instruments, and the related tax impact of these adjustments.

(2)	Adjusted Income per Share – diluted guidance consists of Adjusted Net Income divided by our expected weighted average number of dilutive common shares for 2017 of approximately 127.5 million.

(3)

Free Cash Flow guidance reflects expected net cash provided by operating activities for 2017 of  $295 million to $325 million less cash additions to property and equipment of $130 million to $140 million.

This guidance assumes spot foreign exchange rates as of February 14, 2017, together with the impact of foreign exchange rate hedges undertaken during 2016 as part of our rolling hedging program.

Impact of Foreign Exchange Movements

Our results of operations are reported in U.S. dollars. With approximately 90% of our net revenue denominated in U.S. dollars in the fourth quarter of 2016, exchange rate movements in this currency have a low impact on our net revenue. Of our costs and expenses in the fourth quarter of 2016, excluding depreciation on property and equipment, amortization of customer loyalty payments, amortization of acquired intangible assets and non-core corporate costs, approximately 64% were denominated in U.S. dollars.

We employ foreign exchange forward contracts to hedge our exposure to changes in foreign exchange rates, particularly against the British pound, the Euro and the Australian dollar, which are the main non-U.S. dollar components of our costs and expenses. The year over year impact of foreign exchange movements had a positive impact to Adjusted EBITDA for the fourth quarter of 2016.

Dividend

On February 13, 2017, Travelport’s Board of Directors declared a cash dividend of $0.075 per common share for the fourth quarter of 2016. The dividend will be payable on March 16, 2017 to shareholders of record on March 2, 2017.

Changes to the Board of Directors

We have further strengthened our Board of Directors through the appointment of a new independent director, John Smith, effective March 1, 2017. Mr. Smith brings significant experience in global brand management, digital media and mobile technology, combined with strong financial and operational experience.

The Board has also accepted the resignation of Gavin Baiera, a member of our Board, effective March 1, 2017. Mr. Baiera is a Managing Director at Angelo, Gordon & Co, L.P., and served as a Director since October 2011. With these changes, Travelport's Board of Directors still consists of eight members, all of whom, with the exception of the President and CEO, Gordon Wilson, are independent directors.

6

Conference Call

The Company’s fourth quarter and full year 2016 earnings conference call will be held later today (on February 21, 2017) beginning at 9:00 a.m. (Eastern Time).

A live audiocast of the presentation and accompanying slides will be available via the Investor Center section of Travelport’s website at ir.travelport.com. Please visit the site or click the following link to pre-register: https://www.webcaster4.com/Webcast/Page/1138/19267.

A replay of the audiocast will be available on the Investor Center section of Travelport’s website shortly after the end of the earnings call, where it will remain for one year thereafter.

Investor Day

Travelport will hold an Investor Day on Tuesday, May 23, 2017 in New York, NY. For attendance in person, please contact Travelport’s investor relations team for further details. A live audiocast of the presentation and accompanying slides will be available via the Investor Center section of Travelport’s website at ir.travelport.com.

Contacts

For further information, please contact:

Investors:

Majid Nazir

Head of Investor Relations

Tel: +44 (0)1753 288 857

majid.nazir@travelport.com

Media:

Kate Aldridge

Head of Corporate Communications
Tel: +44 (0)1753 288 720
kate.aldridge@travelport.com

7

About Travelport (www.travelport.com)

Travelport is a Travel Commerce Platform providing distribution, technology, payment, mobile and other solutions for the global travel and tourism industry.  With a presence in approximately 180 countries, approximately 4,000 employees, and an additional approximately 1,000 employees at IGT Solutions Private Ltd who provide us with application development services, our 2016 net revenue was over $2.3 billion.

Travelport is comprised of:

-	A Travel Commerce Platform through which it facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business-to-business (B2B) travel marketplace. Travelport has a leadership position in airline merchandising, hotel content and rate distribution, mobile travel commerce and a pioneering B2B payment solution that addresses the needs of travel intermediaries to efficiently and securely settle travel transactions.

-	Technology Services through which it provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs.

Travelport is headquartered in Langley, U.K. The Company is listed on the New York Stock Exchange and trades under the symbol “TVPT”.

Forward-Looking Statements

Certain statements in this press release, including outlook and financial guidance, constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: factors affecting the level of travel activity, particularly air travel volume, including security concerns, pandemics, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies, particularly in the U.S. dollar, and the economic conditions in the eurozone; pricing, regulatory and other trends in the travel industry; our ability to obtain travel provider inventory from travel providers, such as airlines, hotels, car rental companies, cruise lines and other travel providers; our ability to develop and deliver products and services that are valuable to travel agencies and travel providers and generate new revenue streams; maintenance and protection of our information technology and intellectual property; the impact on travel provider capacity and inventory resulting from consolidation of the airline industry; the impact our outstanding indebtedness may have on the way we operate our business; our ability to achieve expected cost savings from our efforts to improve operational and technological efficiency, including through our consolidation of multiple technology vendors and locations and the centralization of activities; our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; our ability to grow adjacencies, such as payment solutions and mobile commerce; and the impact on business conditions worldwide as a result of political decisions, including the United Kingdom’s decision to leave the European Union. These and other potential risks and uncertainties that could cause actual results to differ are more fully detailed under the caption “Risk Factors” in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission (“SEC”) on February 21, 2017, and available on the SEC’s website at www.sec.gov.

Other unknown or unpredictable factors could also have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained below.

8

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in $ thousands, except share data)	Three Months Ended December 31, 2016	Three Months Ended December 31, 2015	Year Ended December 31, 2016	Year Ended December 31, 2015

Net revenue	$545,432	$534,853	$2,351,356	$2,221,020

Costs and expenses
Cost of revenue	339,830	320,400	1,430,646	1,340,405
Selling, general and administrative	133,511	115,833	510,688	455,864
Depreciation and amortization	51,341	59,083	209,409	234,228

Total costs and expenses	524,682	495,316	2,150,743	2,030,497

Operating income	20,750	39,537	200,613	190,523
Interest expense, net	(21,660)	(30,301)	(151,481)	(148,787)
Loss on early extinguishment of debt	(707)	—	(4,333)	—
Gain on sale of shares of Orbitz Worldwide	—	—	—	6,271

(Loss) income before income taxes and share of losses in equity method investment	(1,617)	9,236	44,799	48,007
Provision for income taxes	(7,493)	(3,123)	(29,753)	(27,126)
Share of losses in equity method investment	—	(154)	—	(671)

Net (loss) income	(9,110)	5,959	15,046	20,210
Net loss (income) attributable to non-controlling interest in subsidiaries	3,338	(494)	1,774	(3,878)

Net (loss) income attributable to the Company	$(5,772)	$5,465	$16,820	$16,332

(Loss) income per share – Basic:
(Loss) income per share	$(0.05)	$0.04	$0.14	$0.13

Weighted average common shares outstanding - Basic	124,021,260	123,165,062	123,871,479	122,340,491

(Loss) income per share – Diluted:
(Loss) income per share	$(0.05)	$0.04	$0.13	$0.13

Weighted average common shares outstanding - Diluted	124,021,260	123,287,328	125,396,485	122,539,422

9

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED BALANCE SHEETS

(in $ thousands, except share data)	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$139,938	$154,841
Accounts receivable (net of allowances for doubtful accounts of $13,430 and $14,575)	218,224	205,686
Deferred income taxes	—	5,133
Other current assets	84,089	99,481
Total current assets	442,251	465,141
Property and equipment, net	431,046	459,848
Goodwill	1,079,951	1,067,415
Trademarks and tradenames	313,097	313,961
Other intangible assets, net	511,607	534,540
Deferred income taxes	9,213	10,348
Other non-current assets	46,764	54,176
Total assets	$2,833,929	$2,905,429
Liabilities and equity
Current liabilities:
Accounts payable	$59,219	$74,277
Accrued expenses and other current liabilities	478,560	430,650
Current portion of long-term debt	63,558	74,163
Total current liabilities	601,337	579,090
Long-term debt	2,281,210	2,363,035
Deferred income taxes	59,381	59,663
Other non-current liabilities	227,783	226,499
Total liabilities	3,169,711	3,228,287
Commitments and contingencies
Shareholders’ equity (deficit):
Preference shares ($0.0025 par value; 225,000,000 shares authorized; no shares issued and outstanding as of December 31, 2016 and December 31, 2015)	—	—
Common shares ($0.0025 par value; 560,000,000 shares authorized; 124,941,233 shares and 124,476,382 shares issued; 124,032,361 shares and 123,631,474 shares outstanding as of December 31, 2016 and December 31, 2015, respectively)	312	311
Additional paid in capital	2,708,836	2,715,538
Treasury shares, at cost (908,872 shares and 844,908 shares as of December 31, 2016 and December 31, 2015, respectively)	(14,166)	(13,331)
Accumulated deficit	(2,864,838)	(2,881,658)
Accumulated other comprehensive loss	(190,072)	(177,507)
Total shareholders’ equity (deficit)	(359,928)	(356,647)
Equity attributable to non-controlling interest in subsidiaries	24,146	33,789
Total equity (deficit)	(335,782)	(322,858)
Total liabilities and equity	$2,833,929	$2,905,429

10

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in $ thousands)	Year Ended December 31, 2016	Year Ended December 31, 2015
Operating activities
Net income	$15,046	$20,210
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	209,409	234,228
Amortization of customer loyalty payments	71,137	67,047
Impairment of long-lived assets	11,152	—
Allowance for prepaid incentives	10,684	—
Gain on sale of shares of Orbitz Worldwide	—	(6,271)
Amortization of debt finance costs and debt discount	10,636	10,353
Loss on early extinguishment of debt	4,333	—
Loss (gain) on foreign exchange derivative instruments	11,435	(4,463)
Loss (gain) on interest rate derivative instruments	6,168	(8,655)
Share of losses in equity method investment	—	671
Equity-based compensation	32,247	29,681
Deferred income taxes	6,662	1,879
Customer loyalty payments	(84,562)	(74,712)
Pension liability contribution	(3,157)	(2,759)
Changes in assets and liabilities:
Accounts receivable	(13,157)	(17,913)
Other current assets	(9,578)	(26,656)
Accounts payable, accrued expenses and other current liabilities	17,071	11,590
Other	3,493	27,993

Net cash provided by operating activities	299,019	262,223

Investing activities
Property and equipment additions	(107,460)	(106,095)
Business acquired, net of cash	(15,009)	(66,487)
Proceeds from sale of shares of Orbitz Worldwide	—	6,271

Net cash used in investing activities	(122,469)	(166,311)

Financing activities
Proceeds from term loans	143,291	—
Proceeds from revolver borrowings	10,000	30,000
Repayment of term loans	(217,041)	(23,750)
Repayment of revolver borrowings	(10,000)	(30,000)
Repayment of capital lease obligations and other indebtedness	(62,310)	(36,483)
Debt finance costs and lender fees	(7,791)	—
Release of cash provided as collateral	—	25,886
Payment related to early extinguishment of debt	(707)	—
Purchase of non-controlling interest in a subsidiary	(7,820)	(2,795)
Tax withholding for equity awards	—	(1,361)
Proceeds from share issuance under employee share purchase plan	1,983	603
Sale of treasury shares	—	12,036
Treasury share purchase related to vesting of equity awards	(1,651)	(13,119)
Dividend to shareholders	(37,233)	(37,081)
Dividend to non-controlling interest shareholders	(1,468)	(1,973)

Net cash used in financing activities	(190,747)	(78,037)

Effect of changes in exchange rate on cash and cash equivalents	(706)	(2,020)
Net (decrease) increase in cash and cash equivalents	(14,903)	15,855
Cash and cash equivalents at beginning of period	154,841	138,986

Cash and cash equivalents at end of period	$139,938	$154,841

Supplemental disclosures of cash flow information
Interest payments, net of capitalized interest	$136,458	$145,522
Income tax payments, net of refunds	20,776	24,673
Non-cash capital lease additions	34,713	89,785
Non-cash purchase of property and equipment	—	33,570

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TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES

(unaudited)

Reconciliation of Net (Loss) Income to Adjusted Net Income, Adjusted Operating Income and Adjusted EBITDA	Three Months Ended December 31,		Year Ended December 31,
(in $ thousands)	2016	2015	2016	2015
Net (loss) income	$(9,110)	$5,959	$15,046	$20,210
Adjustments:
Amortization of intangible assets	10,402	15,755	47,095	71,567
Loss on early extinguishment of debt	707	—	4,333	—
Share of losses in equity method investment	—	154	—	671
Gain on sale of shares of Orbitz Worldwide	—	—	—	(6,271)
Equity-based compensation and related taxes	10,481	4,024	31,788	28,875
Corporate and restructuring costs	17,341	8,066	38,772	19,226
Impairment of long-lived assets	6,566	—	11,152	—
Other – non cash (1)	(2,962)	(6,009)	17,646	(13,527)
Tax impact of adjustments	(5,168)	(755)	(11,338)	1,594
Adjusted Net Income	28,257	27,194	154,494	122,345
Adjustments:
Interest expense, net (2)	32,963	38,956	145,313	157,442
Remaining provision for income taxes	12,661	3,878	41,091	25,532
Adjusted Operating Income	73,881	70,028	340,898	305,319
Adjustments:
Depreciation and amortization of property and equipment	40,939	43,328	162,314	162,661
Amortization of customer loyalty payments	15,944	16,250	71,137	67,047
Adjusted EBITDA	$130,764	$129,606	$574,349	$535,027

1)	Other—non cash includes (i) unrealized losses (gains) on foreign currency derivative contracts of $8 million and $3 million for the three months ended December 31, 2016 and 2015, respectively, and $11 million and $(2) million for the years ended December 31, 2016 and 2015, respectively, (ii) unrealized (gain) loss on interest rate derivative contracts of $(11) million and $(9) million for the three months ended December 31, 2016 and 2015, respectively, and $6 million and $(9) million for the years ended December 31, 2016 and 2015, respectively, (iii) other losses (gains) of $1 million and $(3) million for the years ended December 31, 2016 and 2015, respectively.
2)	Interest expense, net, excludes the impact of unrealized (gain) loss on interest rate derivative contracts of $(11) million and $(9) million for the three months ended December 31, 2016 and 2015, respectively, and $6 million and $(9) million for the years ended December 31, 2016 and 2015, respectively, which is included within “Other—non cash”.

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities, Free Cash Flow and Adjusted Free Cash Flow	Three Months Ended December 31,		Year Ended December 31,
(in $ thousands)	2016	2015	2016	2015
Adjusted EBITDA	$130,764	$129,606	$574,349	$535,027
Add (Less):
Interest payments	(25,470)	(36,354)	(136,458)	(145,522)
Tax payments	(5,707)	(6,628)	(20,776)	(24,673)
Customer loyalty payments	(28,029)	(19,033)	(84,562)	(74,712)
Changes in working capital	13,652	36,346	(5,698)	(24,939)
Pensions liability contribution	(717)	(483)	(3,157)	(2,759)
Changes in other assets and liabilities	6,338	7,481	1,912	14,283
Other adjusting items (*)	(5,670)	(2,447)	(26,591)	(14,482)
Net cash provided by operating activities	85,161	108,488	299,019	262,223
Less: capital expenditures on property and equipment additions	(37,330)	(29,710)	(107,460)	(106,095)
Free Cash Flow	47,831	78,778	191,559	156,128
Add: other adjusting items (*)	5,670	2,447	26,591	14,482
Less: repayment of capital lease obligations and other indebtedness	(28,104)	(10,894)	(62,310)	(36,483)
Adjusted Free Cash Flow	$25,397	$70,331	$155,840	$134,127

(*) Other adjusting items relate to payments for costs included within operating income but excluded from Adjusted EBITDA, and during the three months and years ended December 31, 2016 and 2015, respectively, relate to (i) payments for corporate and restructuring costs and (ii) litigation and related costs accrued in 2012.

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TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES AND OPERATING STATISTICS

(unaudited)

Reconciliation of Net Debt (in $ thousands)	December 31, 2016	December 31, 2015
Current portion of long-term debt	$63,558	$74,163
Non-current portion of long-term debt	2,281,210	2,363,035
Total debt	2,344,768	2,437,198
Less: Cash and cash equivalents	(139,938)	(154,841)
Net Debt	$2,204,830	$2,282,357

Reconciliation of (Loss) Income per Share – Diluted to Adjusted Income per Share – Diluted	Three Months Ended December 31,		Year Ended December 31,
(in $)	2016	2015	2016	2015
(Loss) income per share - diluted	$(0.05)	$0.04	$0.13	$0.13
Per share adjustments to net (loss) income to determine Adjusted Income per Share - diluted	0.28	0.18	1.10	0.87
Adjusted Income per Share - diluted	$0.23	$0.22	$1.23	$1.00

Reconciliation of Capital Expenditures	Three Months Ended December 31,		Year Ended December 31,
(in $ thousands)	2016	2015	2016	2015
Property and equipment additions	$37,330	$29,710	$107,460	$106,095
Repayment of capital lease obligations and other indebtedness	28,104	10,894	62,310	36,483
Capital Expenditures	$65,434	$40,604	$169,770	$142,578

Other Metrics

	Three Months Ended December 31,			Year Ended December 31,
(in thousands, except where specified)	2016	2015	% Change	2016	2015	% Change
Transaction value processed on the Travel Commerce Platform	$17,916,628	$18,185,096	(1)	$78,750,522	$82,429,957	(4)
Percent of Air segment revenue from away bookings	66%	66%	—	67%	65%	2
Hotel room nights sold	15,726	15,931	(1)	65,767	65,065	1
Car rental days sold	22,396	21,428	5	94,228	91,393	3
Hospitality segments per 100 airline tickets issued	48	50	(4)	47	47	—

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TRAVELPORT WORLDWIDE LIMITED

DEFINITIONS

(unaudited)

Definitions

Adjusted EBITDA is defined as Adjusted Net Income (Loss) excluding depreciation and amortization of property and equipment, amortization of customer loyalty payments, interest expense, net (excluding unrealized gains (losses) on interest rate derivative instruments), and related income taxes.

Adjusted Free Cash Flow is defined as net cash provided by (used in) operating activities of continuing operations, adjusted to remove the impact of cash paid for other adjusting items which we believe are unrelated to our ongoing operations and to deduct Capital Expenditures.

Adjusted Income (Loss) per Share - Diluted is defined as Adjusted Net Income (Loss) for the period divided by the weighted average number of dilutive common shares.

Adjusted Net Income (Loss) is defined as net income (loss) from continuing operations excluding amortization of acquired intangible assets, gain (loss) on early extinguishment of debt, share of earnings (losses) in equity method investments, and items that are excluded under our debt covenants, such as gain on sale of shares of Orbitz Worldwide, Inc., non-cash equity-based compensation, certain corporate and restructuring costs, non-cash impairment of long-lived assets, certain litigation and related costs, and other non-cash items such as unrealized foreign currency gains (losses) on earnings hedges, and unrealized gains (losses) on interest rate derivative instruments, along with any income tax related to these exclusions.

Adjusted Operating Income (Loss) is defined as Adjusted EBITDA less depreciation and amortization of property and equipment and amortization of customer loyalty payments.

Capital Expenditures is defined as cash paid for property and equipment plus repayments in relation to capital leases and other indebtedness.

Customer Loyalty Payments are payments made to travel agencies or travel providers with an objective of increasing the number of travel bookings using the Company’s Travel Commerce Platform and to improve the travel agencies or travel providers’ loyalty, which are instrumented through agreements with a term over a year. Under the contractual terms, the travel agency or travel provider commits to achieve certain economic objectives for the Company. Such costs are specifically identifiable to individual contracts with travel agencies or travel providers, which have determinable contractual lives. Due to the contractual nature of the payments, the Company believes that such assets are appropriately classified as intangible assets.

Free Cash Flow is defined as net cash provided by (used in) operating activities of continuing operations, less cash used for additions to property and equipment.

Net Debt is defined as total debt comprising of current and non-current portion of long-term debt minus cash and cash equivalents.

Reported Segments means travel provider revenue generating units (net of cancellations) sold by the Company’s travel agency network, geographically presented by region based upon the point of sale location.

Travel Commerce Platform RevPas (“RevPas”) represents Travel Commerce Platform revenue per segment and is computed by dividing Travel Commerce Platform revenue by the total number of Reported Segments.

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TRAVELPORT WORLDWIDE LIMITED

NON-GAAP FINANCIAL MEASURES

(unaudited)

Non-GAAP Financial Measures

We utilize non-GAAP (or adjusted) financial measures, including Adjusted EBITDA, Adjusted Operating Income (Loss), Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share – diluted, to provide useful supplemental information to assist investors in understanding and assessing our performance and financial results on the same basis that management uses internally. These adjusted financial measures provide investors greater transparency with respect to the key metrics used by management to evaluate our core operations, forecast future results, determine future capital investment allocations and understand business trends within the industry. These metrics are also used by our Board of Directors to determine incentive compensation for future periods. Management believes the adjusted financial measures assist investors in the comparison of financial results between periods as such measures exclude certain items that management believes are not reflective of our core operating performance consistent with how management reviews the business.

Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share – diluted, Adjusted Operating Income and Adjusted EBITDA are supplemental measures of operating performance that do not represent, and should not be considered as, alternatives to net income (loss) or net income (loss) per share – diluted, as determined under U.S. GAAP. In addition, these measures may not be comparable to similarly named measures used by other companies.

We believe Adjusted Income (Loss) per Share-diluted is a useful measure for our investors as it represents, on a per share basis, our consolidated results, taking into account depreciation and amortization on property and equipment and amortization of customer loyalty payments, as well as other items which are not allocated to the operating businesses such as interest expense (excluding unrealized gains (losses) on interest rate derivative instruments) and related income taxes but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Income (Loss) per Share-diluted has similar limitations as Adjusted Net Income (Loss), Adjusted Operating Income (Loss) and Adjusted EBITDA and may not be comparable to similarly named measures used by other companies. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we believe it is important to evaluate these measures along with our consolidated condensed statements of operations.

We believe our important measures of liquidity are Free Cash Flow and Adjusted Free Cash Flow. These measures are useful indicators of our ability to generate cash to meet our liquidity demands. We use Free Cash Flow to conduct and evaluate our operating liquidity. We believe it typically presents an alternate measure of cash flows since purchases of property and equipment are a necessary component of our ongoing operations and provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow our platform.  We believe Adjusted Free Cash Flow provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash.  We believe this measure gives management and investors a better understanding of the cash flows generated by our underlying business, as cash paid for other adjusting items are unrelated to the underlying business and our capital leases and other indebtedness repayments are primarily related to the development of our operating platforms.  Free Cash Flow and Adjusted Free Cash Flow are non-GAAP measures and may not be comparable to similarly named measures used by other companies.  These measures have limitations in that they do not represent the total increase or decrease in the cash balance for the period, nor do they represent residual cash flow for discretionary expenditures. These measure should not be considered as measures of liquidity or cash flows from operations as determined under U.S. GAAP.

Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe, certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business. Net Debt is not a measurement of our indebtedness under U.S. GAAP and should not be considered in isolation or as alternative to assess our total debt or any other measures derived in accordance with U.S. GAAP.

These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Travelport’s results as reported under U.S. GAAP.

15